EXHIBIT 10.3

Pixelworks, Inc.

2005 Board Compensation Arrangements

Quarterly Fee
Annual Board Retainer Fee	$5,000
Additional Fee paid to Lead Director or Non-Management Chairman	$2,500
Additional Fee paid to Chair of Audit Committee	$3,500
Additional Fees paid to Chairs of Compensation; Governance and Nominating Committees	$1,000
Additional Fees paid to members of Audit Committee	$1,000
Additional Fees paid to members of Compensation; Governance and Nominating Committees	$500

Directors will also receive annual compensation in the form of equity issued under the Company’s shareholder-approved 1997 Stock Incentive Plan. A Director will earn an option to purchase 40,000 shares of the Company’s Common Stock upon initial election to the Board of Directors and an option to purchase 10,000 shares of the Company’s Common Stock annually thereafter.  No additional options will be earned for service on any committee of the Board of Directors.